PARTICIPATION AGREEMENT

          THIS IS A PARTICIPATION AGREEMENT (the "Agreement") dated as of January 28, 1995, by and among Designs JV Corp., a Delaware corporation (the "Designs Partner"), Designs, Inc., a Delaware Corporation ("Designs"), LDJV Inc., a Delaware corporation (the "LOS Partner"), Levi's Only Stores, Inc., a Delaware corporation ("LOS Inc."), Levi Strauss & Co., a Delaware corporation ("LS&CO."), and Levi Strauss Associates Inc., a Delaware corporation ("LSAI"). The Designs Partner and the LOS Partner are sometimes referred to individually as a "Partner" and together as the "Partners". The Designs Partner and Designs are sometimes referred to individually as a "Designs Party" and together as the "Designs Parties". The LOS Partner, LOS Inc., LS&CO. and LSAI are sometimes referred to individually as an "LOS Party" and together as the "LOS Parties". The Designs Parties and the LOS Parties are sometimes referred to individually as a "Party" and together as the "Parties".

                       B A C K G R O U N D

          The Partners are forming a general partnership that will own and operate retail stores. Those stores will sell
Levi's(R) branded adult jeans and jeans-related products. This Agreement, together with a Partnership Agreement and other agreements referred to in this Agreement, address the capitalization of the Partnership and other matters relating to the Partnership.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

                            ARTICLE 1
                           DEFINITIONS

     The capitalized terms used in this Agreement that are not defined in this Agreement have the meanings given them in the Glossary that the Parties signed as of the same date they signed this Agreement, as that Glossary may be amended from time to time.

                            ARTICLE 2
                CONTRIBUTIONS TO THE PARTNERSHIP

     2.1 Contribution by the Designs Partner. At the Closing, the Designs Partner is transferring to the Partnership (or causing to be transferred to the Partnership) all right, title and interest in and to the Contributed Assets held by any Designs
Party.  The "Contributed Assets" consist of:

          (a) the eleven leases identified on Schedule 2.1 to this Agreement (the "Leases"), consisting of the Leases for the eight OLSs identified in Part 1 of Schedule 2.1 and the three Leases for future OLSs identified in Part 2 of Schedule 2.1 (such eleven present and future OLSs being referred to in this Agreement as the "Original Stores");

          (b) all real property, fixtures and tangible personal property owned by any Designs Party and either located at an Original Store at the Closing or in any event normally located at an Original Store (including, for example, furniture, equipment, inventory and copies, but not originals, of records) and

          (c) except as explained in Subsection 2.1(d), all rights that accrue after the Closing under all leases for fixtures and tangible personal property either located at an Original Store at the Closing or in any event normally located at any Original Store, and all rights that accrue after the Closing under all other contracts and understandings to which any Designs Party is a party respecting any goods or services (for example, utilities) that are used or consumed at any Original Store (the Leases and such contracts and understandings being referred to collectively as the "Contracts").

Schedule 2.1 to this Agreement is a list of the Contributed Assets segregated by Original Store. However, Schedule 2.1 does not include items of owned tangible property and leases respecting tangible property that in either case had an original cost of less than $1,000. Because the Designs Parties prepared
Schedule 2.1, any failure to identify any Contributed Assets on
Schedule 2.1 shall not prejudice the Partnership's right to those assets.

          (d) Notwithstanding Subsection 2.1(c), certain Contracts relate also to tangible personal property, other items or services that are used at stores owned or operated by Designs which are not Original Stores. An example is the Contract or Contracts under which Designs purchases fire protection and HVAC maintenance services. Those Contracts shall not be assigned and assumed, as such. However, unless and until the Partnership enters into a separate agreement with the relevant vendor or a substitute vendor, the Parties shall cooperate in order to do what they can to enable the Partnership to realize the benefits of those Contracts, subject to the burdens of those Contracts, but with respect to the Original Stores only, and the Partnership shall reimburse Designs for its costs related to such benefits and burdens. The Parties shall cooperate to cause the Partnership to obtain such separate agreements as soon as is reasonably practicable.

     2.2   Excluded Assets.  Despite Section 2.1, the Contributed
Assets do not include:

          (a) cash, cash equivalents, accounts receivable, deposits, claims, rights to refunds;

          (b) close-out, irregular and end-of-season product identified on Schedule 2.2;

          (c)  the intellectual property covered by the Designs
               License Agreement; and

          (d)  personnel records.

     2.3   Contribution by the LOS Partner.

          (a) The LOS Partner is contributing cash to the Partnership, as explained in this Section 2.3. The amount of that cash shall equal three-sevenths of the value which the Partners attribute to the Contributed Assets under this Agreement. However, that value and therefore the amount of that cash will not be known at the Closing. Accordingly, the LOS Partner is contributing cash to the Partnership at the Closing based on an estimate of that value, namely $5,400,000. The LOS Partner and the Partnership will "settle up" after the Closing, as explained in Subsections 2.3(c), (d) and (e).

          (b)  The value the Partners attribute to the
Contributed Assets shall equal:

CPE  +  GFA  +  I  -  P  +  L

where


                 CPE  =  the capitalized pre-opening expenses of
                         the Original Stores


                 GFA  =  the gross fixed assets of the Original
                         Stores as of the opening of business on
                         the Closing Date


                   I  =  the inventories included among the
                         Contributed Assets that are located at
                         or already ordered for the Original
                         Stores as of the opening of business on
                         the Closing Date that, as of that time,
                         have not been sold by any Designs Party
                         but have been (or later are) paid for by a Designs Party


                   P  =  the cumulative profit (if any) of the
                         Original Stores from the date each was
                         opened to the opening of business on the Closing Date


                   L  =  the cumulative losses (if any) of the
                         Original Stores from the date each was
                         opened to the Closing Date

Schedule 2.3 to this Agreement explains the manner in which the elements of this formula will be determined.

          (c) Within 60 days after the Closing, the Designs Partner shall deliver a statement to the LOS Partner setting forth, by Original Store, all the values needed to apply the formula in Subsection 2.3(b) (the "Contributed Asset Statement"). The Contributed Asset Statement shall be certified by Designs' Chief Financial Officer as having been prepared in accordance with generally accepted accounting principles but subject to the rules set forth on Schedule 2.3. Within 30 days after the Designs Partner delivers the Contributed Asset Statement, the LOS Partner shall (i) accept that statement or (ii) furnish the Designs Partner with a statement objecting to one or more of the figures in the Contributed Asset Statement and the basis for its objections and/or requiring that one or more of the figures in the Contributed Asset Statement be audited. If the LOS Partner does not respond within those 30 days, the LOS Partner shall be considered to have accepted the Contributed Asset Statement. The Designs Parties shall furnish the LOS Partner and its representatives with all information reasonably requested by the LOS Partner or its representatives to enable them to assess the Contributed Asset Statement both during and after that 30-day period. Use of that information shall be governed by Article 12 of this Agreement.

          (d) If the LOS Partner timely objects to any aspect of the Contributed Asset Statement or, in any event, if the LOS Partner requests that one or more figures in the Contributed Asset Statement be audited, the open issues shall be resolved or the audit performed by an accounting firm jointly selected by the accounting firms normally used by LOS and Designs. The firm selected shall be instructed to resolve the matters in controversy within 30 days after it is selected or as soon thereafter as is reasonable. The Designs Parties shall furnish that firm with all non-confidential information it reasonably requests in order to perform its task and meet that schedule. That firm's resolution of the open issues shall bind all Parties. The LOS Partner shall pay the cost of that audit.

          (e) Within three days after the final Contributed Asset Statement and any related audit report have been delivered to the LOS Partner, the LOS Partner shall contribute additional cash to the Partnership or the Partnership shall refund cash to the LOS Partner (whichever is appropriate) equal to the amount by which three-sevenths of the value of the Contributed Assets shown on the Contributed Asset Statement differs from the amount of cash the LOS Partner contributed to the Partnership at the Closing.

     2.4 Assumption of Certain Obligations. Subject to the accuracy of the Designs Parties' representations and warranties set forth in the first two sentences of Section 4.8 of this Agreement and except as set forth in Subsection 2.1(d) of this Agreement, at the Closing the Partnership is assuming Designs' obligations under the Contracts, as those obligations were delegated to the Designs Partner just before the Closing, to the extent (but only to the extent) that those obligations accrue after the Closing.

     2.5 Gift Certificates and Credits. Before the Closing, Designs issued gift certificates and merchandise credits that are redeemable at the Original Stores. A number of those certificates and credits are still outstanding. The Partnership shall honor those certificates and credits after the Closing.
The Partnership shall periodically submit copies of those gift certificates and merchandise credits redeemed after the Closing to Designs or, instead, a statement listing the serial numbers and face amounts of those redeemed certificates and credits. Within ten days after each such submission, Designs shall pay the Partnership an amount equal to the total face amount of the redeemed certificates and credits that were the subject of that submission.

     2.6 No Other Assumptions. The Partnership shall not assume any obligations or liabilities of any Designs Party, except as is expressly provided in Sections 2.4 and 2.5 of this Agreement. For example, the Designs Parties shall retain and discharge all obligations and liabilities associated with their employees, including all of their employees who are hired by the Partnership, for the period they were or are employed by any Designs Party, including, without limitation, any and all obligations and liabilities for severance and vacation and sick benefits.

     2.7 Prorations. In order to implement this Article 2, the Designs Partner and the Partnership shall prorate, as between them, all expenses associated with the Contributed Assets and the operation of the Original Stores. They shall do that as of the opening of business on the Closing Date. Examples are utilities, rent (including, for example, common area maintenance charges), insurance premiums (unless and to the extent the Partnership displaces existing coverage with other coverage), HVAC maintenance charges and security service charges. The prorations shall be based on the number of days elapsed during the relevant period that includes the Closing Date, unless such proration would be manifestly unfair. An example of such "unfairness" would be a waterpipe break at an Original Store, two days after the Closing Date, that results in charges for one million gallons of water on the water bill for that Original Store for the period that includes the Closing Date. Under that circumstance, the Partnership would pay those incremental charges.

     2.8 LOS Support for Leases. As a condition to their consenting to Designs' assigning the Leases to the Partnership, the landlords under the Leases required that Designs remain obligated under the Leases. Because that "100 percent" credit support by Designs would be unfair to Designs in light of the fact that Designs will have a 70 percent, rather than a 100 percent, equity interest in the Partnership, an LOS Party shall reimburse Designs for 30 percent of the total amount, if any, that Designs is required to pay under any of the Leases respecting the premises covered by the Leases after the Closing.

     2.9 Sales Taxes. The Designs Partner shall pay 70 percent and the LOS Partner shall pay 30 percent of any sales or lease transfer taxes resulting from the contribution of the Contributed
Assets by the Designs Partner to the Partnership.

     2.10 Further Assurances. After the Closing, the Parties shall sign and deliver all documents and take all other actions reasonably requested by any Party (but subject to approval by counsel to the Party being asked to act, who shall not withhold that approval unreasonably), in order to memorialize or better effectuate the contribution of the Contributed Assets to the Partnership and the Partnership's assumption of the obligations required by Section 2.4. If the Parties complete the Closing even though they have not obtained one or more third party consents required in order effectively to assign any Leases or Contracts to the Partnership, the Parties shall exercise their best efforts to obtain those consents promptly after the Closing and, in the meantime, shall cooperate in order to do what they can to enable the Partnership to realize the benefits of those Contracts and Leases and assume their burdens.

                            ARTICLE 3
               REPRESENTATIONS BY THE LOS PARTIES

     Each of the LOS Parties jointly and severally represents to each of the Designs Parties that, except as shown on Schedule 3, as of the Closing:

     3.1 Organization and Authority. Each LOS Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each LOS Party has all requisite power and authority to own, lease and operate its properties, to carry on its present business (if any) and to enter into and perform each of the Transaction Documents it is signing. The signing, delivery and performance by each LOS Party of each such Transaction Document have been duly and validly authorized by all necessary corporate action on the part of that LOS Party. Each Transaction Document constitutes a valid and binding obligation of each LOS Party that is signing that Transaction Document and is enforceable against that LOS Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance of the Transaction Documents by any or all of the LOS Parties will not, as to any of them: (a) violate or conflict with any provision of its Certificate of Incorporation or Bylaws,
(b) violate, conflict with, result in a breach or termination of, or result in the loss of any benefit under, any contract or other instrument to which that LOS Party is a party or by which any of its assets is bound, (c) result in the creation of any Lien on any assets of that LOS Party other than the restrictions imposed by the Transaction Documents, (d) violate any judgment, order, injunction, decree or award that binds any LOS Party or any of its assets or (e) constitute a violation of law.

     3.2 Consents and Approvals. Schedule 3.2 to this Agreement lists all consents and approvals of, and filings and registrations with, all Persons required in order for each LOS Party to sign, deliver and perform the Transaction Documents it is signing. An example is consents from LS&CO.'s lenders. Each LOS Party has obtained all of those consents and approvals and made all of those filings and registrations.

     3.3 Litigation and Claims. Subject to Schedule 3.3, there is no suit, action, investigation or other proceeding pending or, to the best knowledge of any LOS Party, threatened against any LOS Party relating to the Partnership or any of the transactions contemplated by any Transaction Document.

     3.4 Stock Ownership. LSAI owns all the issued and outstanding capital stock of LS&CO. LS&CO. owns all the issued and outstanding capital stock of LOS Inc. LOS Inc. owns all the issued and outstanding capital stock of the LOS Partner. There are no puts, calls, warrants or other rights to acquire or dispose of any capital stock of LS&CO., LOS Inc. or the LOS Partner or any commitments to grant or issue any such rights, whether with respect to capital stock that is now outstanding or capital stock that has not yet been issued. None of the issued and outstanding capital stock of LS&CO., LOS Inc. or the LOS Partner is subject to any Lien.

     3.5   No Restrictions on Partnership.  Subject to Schedule
3.5, no provision of any loan or other agreement that binds any LOS Party restricts or purports to restrict any activity of the Partnership.

     3.6 Sole Purpose Status. The LOS Partner's sole activities are to hold its Partnership Interest and to exercise its rights and perform its obligations under the Transaction Documents. Its sole assets are its Partnership Interest, its rights under the Transaction Documents, cash and cash equivalents. Its sole obligations and liabilities are those arising under the Transaction Documents and liabilities for expenses incident to its permitted activities under the Transaction Documents.

     3.7 Brokers and Finders. Except as shown on Schedule 3.7, no broker, finder or other Person acting on behalf of any LOS Party is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by the Transaction Document, it being understood that LS&CO. or another LOS Party shall pay the fee of Morgan Stanley & Co. Incorporated. Neither of the Designs Parties or the Partnership shall have any liability for that firm's fee.

                            ARTICLE 4
             REPRESENTATIONS BY THE DESIGNS PARTIES

     Each of the Designs Parties jointly and severally represents to each of the LOS Parties that, except as shown on Schedule 4, as of the Closing:

     4.1 Organization and Authority. Each Designs Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Designs Party has all requisite power and authority to own, lease and operate its properties, to carry on its present business (if any) and to enter into and perform each of the Transaction Documents it is signing. The signing, delivery and performance by each Designs Party of each such Transaction Document have been duly and validly authorized by all necessary corporate action on the part of that Designs Party. Each Transaction Document constitutes a valid and binding obligation of each Designs Party that is signing that Transaction Document and is enforceable against that Designs Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws that generally affect creditors and except as may be limited by general principles of equity. The signing, delivery and performance of the Transaction Documents by either or both of the Designs Parties will not, as to either of them: (a) violate or conflict with any provision of its Certificate of Incorporation or Bylaws, (b) violate, conflict with, result in a breach or termination of, or result in the loss of any benefit under, any contract or other instrument to which that Designs Party is a party or by which it or any of its assets is bound, (c) result in the creation of any Lien on any assets of that Designs Party other than the restrictions imposed by the Transaction Documents, (d) violate any judgment, order, injunction, decree or award that binds that Designs Party or any of its assets or (e) constitute a violation of law. Designs is duly qualified to conduct business and is in good standing in the State of New York, the Commonwealth of Massachusetts and the District of Columbia.

     4.2 Consents, Permits and Approvals. Schedule 4.2 to this Agreement lists all consents, permits and approvals of, and filings and registrations with, all Persons required in order for each Designs Party to sign, deliver and perform the Transaction Documents it is signing and to enable the Partnership to continue to conduct, at each Original Store after the Closing, the business that Designs conducted at that Original Store before the Closing. Examples are consents from landlords under Leases, consents from Designs' lenders, and transferred or reissued operating permits. Each Designs Party has obtained all of those consents, permits and approvals and made all of those filings and registrations.

     4.3 Litigation and Claims. There is no suit, action, investigation or other proceeding pending or, to the best knowledge of any Designs Party, threatened against any Designs Party relating to the Partnership, any of the transactions contemplated by any Transaction Document, any of the Contributed Assets (whether a Contract or another asset), any Original Store or any aspect of the business conducted at any Original Store. Nor is there any outstanding judgment, order, injunction, decree or award that binds any Designs Party with respect to, or otherwise affects, any of the Contributed Assets (whether a Contract or another asset), any Original Store or any aspect of the business conducted at any Original Store.

     4.4 Stock Ownership. Designs owns all the issued and outstanding capital stock of the Designs Partner. There are no puts, calls, warrants or other rights to acquire or dispose of any capital stock of the Designs Partner or any commitments to grant or issue any such rights, whether with respect to capital stock that is now outstanding or capital stock that has not yet been issued. None of the issued and outstanding capital stock of the Designs Partner is subject to any Lien.

     4.5 No Restriction on Partnership. No provision of any loan or other agreement that binds any Designs Party restricts or purports to restrict any activity of the Partnership.

     4.6 Compliance with Laws. Before the Closing, Designs was conducting the business of the Original Stores in substantial compliance with all laws applicable to Designs or that business including, for example, all laws relating to employees, the environment, consumer protection and land use.

     4.7 Title and Condition. At the Closing, the Designs Partner is conveying to the Partnership good title in and to all the Contributed Assets free and clear of all Liens. Immediately after the Closing, the Partnership will have good title to all the Contributed Assets free and clear of all Liens, except the restrictions imposed by the Partnership Agreement. To the best knowledge of the Designs Parties (it being understood that construction is underway at the premises covered by up to three of the Leases and that the premises covered by all three of those Leases are not yet ready for occupancy): (i) there are no material defects in the premises covered by any of the Leases or the real estate on which any of those premises are located;
(ii) the utilities and other systems that serve those premises and that real estate are in normal working order and condition, ordinary wear and tear excepted and (iii) all the material fixtures, equipment and furniture that are included among the Contributed Assets, as well as all the material fixtures, equipment and furniture leased or otherwise used at any Original Store, are in normal working order and condition, ordinary wear and tear excepted.

     4.8 Contracts. The Contracts identified on Schedule 2.1 are all the Contracts relating to any Original Store or the business conducted at any Original Store. The Designs Parties have given the LOS Partner correct and complete copies of all the Contracts, including copies of all written amendments to all Contracts and all material written waivers of rights under all Contracts. All the Contracts are legal, valid and binding obligations of Designs and have been properly assigned to the Designs Partner with the consent of all other parties required to consent to the assignment. To the knowledge of the Designs Parties, all the Contracts are also legal, valid and binding obligations of all the other parties to the Contracts. No Designs Party and, to the knowledge of the Designs Parties, no other party to any Contract is in material default under any Contract. To the knowledge of the Designs Parties, no Designs Party and no other such party has repudiated or purported to repudiate any Contract. No party to any Contract is an Affiliate, director or officer of Designs or a director or officer of the Designs Partner.

     4.9 Financial Statements. Schedule 4.9 contains an income statement and a balance sheet for the Original Stores for the periods and as of the dates indicated on Schedule 4.9. That income statement and balance sheet were prepared in accordance with generally accepted accounting principles except to the extent indicated on Schedule 4.9.

     4.10 Employees. No Designs Party is party to any collective bargaining agreement that covers any of the employees who presently work at, or at any time during the 12 months before the Closing worked at, any of the Original Stores (in either case, "Covered Employees"). To the Designs Parties' best knowledge, no union or other labor organization is attempting or has attempted to organize any of the Covered Employees. Except as shown on Schedule 4.10, no Designs Party maintains or contributes to, nor has maintained or contributed to, any "employee pension benefit plan" (including any "multiemployer plan") or any "employee welfare benefit plan" (in each such case within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or any rule or regulation adopted under that act) in which any Covered Employees participate or have participated.

     4.11 Brokers and Finders. Except for Financo, no broker, finder or other Person acting on behalf of any Designs Party is or will be entitled to any commission, fee or reimbursement in connection with any of the transactions contemplated by the Transaction Documents, it being understood that Designs or the Designs Partner shall pay the fee of Financo. Neither any LOS Party nor the Partnership shall have any liability for that firm's fee.

                            ARTICLE 5
                         PRODUCT SUPPLY

     5.1   By LS&CO.  During the entire term of the Partnership:
(a) LS&CO. shall sell jeans and jeans-related products to the Partnership for sale at the Partnership's OLSs (except for products furnished only by LS&CO. licensees) and (b) the Partnership shall buy all such products from LS&CO. The Partnership shall be a "Tier 0" (or its equivalent) account of LS&CO. As such, product purchases shall be governed by the terms and conditions applicable to, and be accompanied by the services that LS&CO. makes available from time to time to, other accounts of that same tier and account segment including, for example, those relating to priority allocation and shipment, product floor readiness, and logo and trademark usage. The Partnership shall place orders for Levi's(R) branded products through an account representative at LOS Inc. LOS Inc. shall be the Partnership's exclusive agent for such purchases, but shall not be entitled to any sales commission or other compensation from the Partnership for those agency activities. The Partnership shall be subject to the same distribution policies that apply to LS&CO.'s other accounts including, for example, those relating to wholesaling, diversion and retail accumulation.

     5.2 By Licensees. In order to achieve consistency with OLS image criteria, the LOS Partner shall provide merchandise assistance to the Partnership regarding products supplied by LS&CO. licensees. During the entire term of the Partnership, the Partnership shall purchase those products directly from the licensees. The LOS Partner shall not be entitled to any sales commission or other compensation for those services. Neither the LOS Partner nor any Affiliate of the LOS Partner shall be required to guaranty or shall otherwise be considered responsible for the conduct or performance of any of LS&CO.'s licensees.

                            ARTICLE 6
                      INTELLECTUAL PROPERTY

     The Partnership will use certain intellectual property that belongs to one or the other Partner. Accordingly, at the Closing, the LOS Partner is sublicensing intellectual property to the Partnership under the LOS Sublicense Agreement and the Designs Partner is licensing intellectual property to the Partnership under the Designs License Agreement. Neither LOS Inc. nor the LOS Partner shall terminate the LOS Sublicense Agreement, other than in accordance with its original terms, without the consent of the Designs Partner. Neither Designs nor the Designs Partner shall terminate the Designs License Agreement, other than in accordance with its original terms, without the consent of the LOS Partner.

                            ARTICLE 7
                    OWNERSHIP AND ACTIVITIES

          This Article 7 contains certain promises. The Parties required to perform those promises shall do so beginning on the Closing Date. A Partner and the other Parties that are Affiliates of that Partner shall continue to perform those promises until neither that Partner nor any of its Affiliates is a partner of the Partnership or a partner of a partnership reconstituted in accordance with Section 18.4 of the Partnership Agreement.

     7.1 Ownership of LOS Inc. and the LOS Partner. Subject to their right to Transfer that stock under Section 12.4 of the Partnership Agreement, LS&CO. shall continue to own 100 percent of the capital stock of LOS Inc. and LOS Inc. shall continue to own 100 percent of the capital stock of the LOS Partner. LS&CO. and LOS Inc. shall hold that stock free and clear of all Liens.

     7.2 Ownership of the Designs Partner. Subject to its right to Transfer that stock under Section 12.4 and Article 13 of the Partnership Agreement, Designs shall continue to own 100 percent of the capital stock of the Designs Partner. Designs shall hold that stock free and clear of all Liens.

     7.3 Sole Purpose of the LOS Partner. The LOS Partner's sole assets shall be its Partnership Interest, its rights under the Transaction Documents, cash and cash equivalents. The LOS Partner's sole obligations and liabilities shall be those arising under the Transaction Documents and liabilities for expenses incident to its permitted activities. The LOS Partner's sole activities shall be to hold its Partnership Interest and to exercise its rights and perform its obligations under the Transaction Documents. However, nothing in this Section 7.3 shall prohibit the LOS Partner from owning and operating any Stores which the LOS Partner purchases in accordance with the Partnership Agreement.

     7.4 Sole Purpose of the Designs Partner. The Designs Partner's sole assets shall be its Partnership Interest, its rights under the Transaction Documents, cash and cash equivalents. The Designs Partner's sole obligations and liabilities shall be those arising under the Transaction Documents and liabilities for expenses incident to its permitted activities. The Designs Partner's sole activities shall be to hold its Partnership Interest and to exercise its rights and perform its obligations under the Transaction Documents. However, nothing in this Section 7.4 shall prohibit the Designs Partner from owning and operating any stores which had been Stores and which the Designs Partner purchases and operates in accordance with the Partnership Agreement, including its Section 18.6.

     7.5 No Future Restrictions. No Party shall enter into any loan or other agreement or arrangement that imposes any restrictions or prohibitions on the Partnership or any activity of the Partnership.

     7.6 Same Rules for Affiliates. Section 12.4 of the Partnership Agreement permits certain Affiliates of the Partners to acquire or hold Partnership Interests under the circumstances explained in that Section. If and after a Partner's Affiliate so acquires or holds any Partnership Interest, all the rules in this
Article 7 that apply to that Partner and to LS&CO. and LOS Inc. or Designs (whichever is appropriate) with respect to that Partner shall then apply to that Affiliate and to LS&CO. or Designs (whichever is appropriate) and every other entity in the intervening chain of ownership (that is, entities "between" LS&CO. and Designs, on one hand, and that Affiliate, on the other hand).

                            ARTICLE 8
              PROMISES IN THE PARTNERSHIP AGREEMENT

     The Partnership Agreement requires that LSAI, LS&CO., LOS Inc. and Designs take certain actions and refrain from taking certain actions. However, LSAI, LS&CO., LOS Inc. and Designs are not parties to the Partnership Agreement. Instead, they are agreeing to take those actions and refrain from taking those actions by means of this Article 8. Accordingly: (a) LS&CO. and LOS Inc. shall perform the obligations attributed to them in Articles 10 through 18 of the Partnership Agreement, (b) LSAI shall perform the obligations attributed to it in Article 10 of the Partnership Agreement and (c) LSAI shall cause all the Affiliates of LSAI that are not Parties to perform the obligations attributed to them in Articles 10 through 18 of the Partnership Agreement. The LOS Parties shall have joint and several liability for any failure by any of them or any of their Affiliates to perform any of those obligations. In addition:
(d) Designs and the Designs Partner shall perform the obligations attributed to them in Articles 10 through 18 of the Partnership Agreement and (e) Designs shall cause all the Affiliates of Designs that are not Parties to perform the obligations attributed to them in Articles 10 through 18 of the Partnership Agreement. The Designs Parties shall have joint and several liability for any failure by either of them or any of their Affiliates to perform any of those obligations. Notwithstanding the foregoing, the Designs Parties and all of their respective Affiliates shall be entitled to the benefits of, but be subject to, Section 16.6 of the Partnership Agreement. LSAI, LS&CO., LOS Inc. and Designs shall each be entitled to enforce Articles 10 through 18 of the Partnership Agreement as express third party beneficiaries of those Articles.

                            ARTICLE 9
                            EMPLOYEES

          At the Closing, Designs shall make available to the Partnership, for hiring by the Partnership, all the employees who work at the Original Stores except for the employees identified on Schedule 9.

                           ARTICLE 10
                       CUSTOM FIT PROGRAM

          LS&CO. and certain of its Affiliates are in the process of making available to certain accounts a program that will enable those accounts to provide consumers with custom-fitted Levi's(R) jeans bottoms. The program is currently being tested in several Original Stores. LS&CO. expects to "roll" that program out to accounts during 1995 and in future years. Consistent with the scheduling for that rollout, LS&CO. shall make this custom fit program available to the Partnership on terms and conditions similar to the terms and conditions that LS&CO. makes the program available to other accounts.

                           ARTICLE 11
                         INDEMNIFICATION

     11.1 By the LOS Parties. Each of the LOS Parties shall indemnify the Partnership and each of the Designs Parties and hold the Partnership and each of Designs Parties harmless from and against any and all Damages arising from any breach of any covenant, representation or warranty of any LOS Party set forth in this Agreement. All decisions by the Partnership regarding such indemnification shall be made on behalf of the Partnership by the Designs Partner.

     11.2 By the Designs Parties. Each of the Designs Parties shall indemnify the Partnership and each of the LOS Parties and hold the Partnership and each of LOS Parties harmless from and against any and all Damages arising from any breach of any covenant, representation or warranty of any Designs Party set forth in this Agreement and from all obligations and liabilities of any Designs Party that were not expressly assumed by the Partnership under Section 2.4 or 2.5 of this Agreement. All decisions by the Partnership regarding such indemnification shall be made on behalf of the Partnership by the LOS Partner.

     11.3  Limitations on Indemnification.

          The Parties' indemnification obligations set forth in this Article 11, together with their liability for any breach of any representation or warranty set forth in this Participation Agreement or any "non-contract" remedy arising from their capitalization of the Partnership (such as negligent misrepresentation), shall be limited in amount as follows:

          (a) The total amount for which the LOS Parties, as a group, shall be liable shall not exceed the amount contributed by the LOS Partner to the Partnership under Section 2.3 of this Agreement (as that amount may be adjusted under that Section).

          (b) The total amount for which the Designs Parties, as a group, shall be liable shall not exceed the total value of the Contributed Assets (as reflected on the Contributed Asset
Statement).

     11.4 Survival. The representations, warranties and indemnities set forth in this Agreement shall survive the Closing for two years. Accordingly, in order to be entitled to indemnification for a breach of a representation or warranty set forth in this Agreement, an indemnitee must give a written notice to the indemnitor no later than the second anniversary of the Closing. The notice must describe the basis for the indemnification claim and the amount sought.

     11.5  Indemnification Rules.  Indemnification under this
Article 11 shall be further governed by the rules set forth in
Schedule 11.5 to this Agreement.

     11.6 No Punitive Damages. To the full extent permitted by law, each of the Parties hereby waives any right it might otherwise have, at any time, to recover punitive, exemplary or similar damages from any other Party for any breach of any of the Transaction Documents or otherwise in connection with any of the transactions or matters addressed in any of the Transaction Documents.

                           ARTICLE 12
                         CONFIDENTIALITY

          The Parties anticipate that, by virtue of their relationships, from time to time each Party will gain access to trade secrets and other confidential and proprietary information of the Partnership and the other Parties (collectively "Confidential Information"). "Confidential Information" does not include information (a) if and after it becomes publicly known or otherwise enters the public domain through no wrongful act of the receiving Party, (b) if it was obtained from a third party and neither that third party nor any other Person in the "chain" through which that information passed breached an obligation of confidentiality to the Party that "owns" the Confidential Information, (c) which the receiving Party demonstrates it already knew when it received the information or (d) which the receiving Party demonstrates it developed independently and without use of any of the information. Without the prior written consent of the Party to whom the Confidential Information belongs, which shall be entitled to withhold its consent in its absolute discretion, both during and after the Partnership is terminated no Party shall disclose any Confidential Information to any non-Party or use any Confidential Information not belonging to it other than to further the Partnership Purposes or otherwise implement the Transaction Documents. Each Party shall communicate the contents of this Article 12 to all of its employees and agents who shall have access to any Confidential Information. This Article 12 shall not apply to any Confidential Information if and after it becomes generally available to the public for reasons other than a breach of this Article 12, because Confidential Information was required to be disclosed by law (including, for example, in a filing with a government agency), in financial statements or in disclosures to lenders and insurers and prospective lenders and insurers, or in connection with its use in resolving a bona fide dispute.

                           ARTICLE 13
                       DISPUTE RESOLUTION

     Any Controversy under this Agreement or respecting any of the subjects treated in this Agreement shall be resolved, if possible, by the good faith efforts of the Parties involved including, if other efforts fail, a face-to-face meeting between a senior manager of each adverse Party. If any Controversy is not settled by such efforts within 30 days after one of the Parties requests such a meeting, any Party to the Controversy shall be entitled to cause the Controversy to be resolved by an arbitrator employed by JAMS/Endispute. If a Designs Party initiates arbitration, the arbitration shall be conducted in whichever of Columbus, Ohio or San Francisco, California LOS chooses. If an LOS Party initiates arbitration, the arbitration shall be conducted in Boston, Massachusetts. The arbitration shall be conducted in accordance with JAMS/Endispute's then-applicable Rules of Practice and Procedure for Arbitration. Pending the completion of any arbitration proceeding, obligations not in dispute shall continue to be performed. Except as provided below, such arbitration shall be the Parties' exclusive formal means of resolving any such Controversy. The decision of the arbitrator shall be final and binding on all Parties. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction. Notwithstanding the foregoing, to preserve rights or prevent or mitigate Damages and in aid of the arbitration process, any Party to the arbitration may apply to such a court for temporary or preliminary injunctive or other equitable relief pending the results of the arbitration. However, if the final decision of the arbitrator is inconsistent with any such relief so obtained, the arbitrator's final decision shall preempt that relief.

                           ARTICLE 14
                          MISCELLANEOUS

     14.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties. However, the Parties shall not assign any of their rights or delegate any of their duties under this Agreement except as expressly provided in this Agreement or another Transaction Document. Any purported assignment or delegation in violation of this Agreement or another Transaction Document shall be void.

     14.2 Amendments. All amendments to this Agreement must be in writing and be signed by all Partners. By written instrument, the Designs Partner may waive compliance by any LOS Party of any provision of this Agreement that benefits either Designs Party. The LOS Partner may do likewise with respect to any provision of this Agreement that benefits any LOS Party.

     14.3 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given only if and when delivered by hand, by overnight delivery service or by telecopier, in all cases with receipt confirmed, to the appropriate addressees and the addresses or telecopier numbers set forth below, or to such other addressees, addresses or telecopier numbers as may be designated by notice given in accordance with this section:

          If to a Designs Party:
          Designs, Inc.
          1244 Boylston Street
          Chestnut Hill, Massachusetts  02167
          Attention:  Chief Executive Officer
          Facsimile:  (617) 734-3406



               with a copy to:

               Designs, Inc.
               1244 Boylston Street
               Chestnut Hill, Massachusetts  02167
               Attention:  General Counsel
               Facsimile:  (617) 734-3406



          If to an LOS Party:

          Levi's Only Stores, Inc.
          116 East Chestnut Street
          Columbus, Ohio  43215
          Attention:  President
          Facsimile:  (614) 228-5769



               with a copy to:

               Levi Strauss & Co.
               Levi's Plaza
               1155 Battery Street
               San Francisco, California  94111
               Attention:  General Counsel/LOS
               Facsimile:  (415) 544-7650



          If to the Partnership:

          The Designs/OLS Partnership
          c/o Designs, Inc.
          1244 Boylston Street
          Chestnut Hill, Massachusetts  02167
          Attention:  General Manager
          Facsimile:  (617) 734-3406



     14.4 Partnership as Signatory. Promptly after the Partners sign the Partnership Agreement, they shall also sign this Agreement on behalf of the Partnership. The effect of their doing so shall be to cause the Partnership to be a Party to this Agreement (as that term is used in this Agreement), to confer on the Partnership the right to enforce this Agreement against any other Party and to confer on those other Parties the right to enforce this Agreement against the Partnership. Decisions regarding the exercise of the Partnership's rights shall be made in accordance with Section 5.11 of the Partnership Agreement.

     14.5 Counterparts. This Agreement may be signed in one or more counterparts. Each counterpart shall be deemed an original of this Agreement.

     14.6 No Third Party Beneficiaries. Only the Parties and their permitted assigns may enforce this Agreement or obtain any remedy for any breach of this Agreement. Accordingly, this Agreement shall have no third party beneficiaries.

     14.7 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the other Transaction Documents contain all the understandings between and among the Parties with respect to their subject matter. They supersede all prior and contemporaneous agreements and understandings between and among the Parties relating to that subject matter.

     14.8 Expenses. Each Party shall pay its own expenses incurred in negotiating and drafting this Agreement and the other
Transaction Documents and in effecting the Closing.

     14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of
Delaware applicable
to contracts entered into and to be performed within Delaware by Delaware residents.

                 *              *              *


The Parties have signed and delivered this Agreement as of the date that appears in its first paragraph.

                         DESIGNS JV CORP.


                         By  /s/ Joel Reichman
                             Joel Reichman,
                             President



                         DESIGNS, INC.


                         By  /s/ Joel Reichman
                             Joel Reichman,
                             President



                         LDJV INC.


                         By  /s/ Edward T. Murphy
                             Edward T. Murphy,
                             President



                         LEVI'S ONLY STORES, INC.


                         By  /s/ Edward T. Murphy
                             Edward T. Murphy,
                             President


                         LEVI STRAUSS & CO.


                         By  /s/ Robert D. Rockey, Jr.
                             Robert D. Rockey, Jr.,
                             Senior Vice President



                         LEVI STRAUSS ASSOCIATES INC.


                         By  /s/ Robert D. Rockey, Jr.
                             Robert D. Rockey, Jr.,
                             Senior Vice President



The Partnership's signature below has the effects set forth in
Section 14.4 of this Agreement.

                         THE DESIGNS/OLS PARTNERSHIP



                         By Designs JV Corp., a Partner


                             By  /s/ Joel Reichman
                                 Joel Reichman,
                                 President



                         By  LDJV Inc., a Partner


                             By  /s/ Edward T. Murphy
                                 Edward T. Murphy,
                                 President








                     PARTICIPATION AGREEMENT

                              among
                        DESIGNS JV CORP.
                          DESIGNS, INC.
                            LDJV INC.
                    LEVI'S ONLY STORES, INC.
                       LEVI STRAUSS & CO.
                               and
                  LEVI STRAUSS ASSOCIATES INC.

                           dated as of
                        January 28, 1995


                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1  - DEFINITIONS . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2  - CONTRIBUTIONS TO THE PARTNERSHIP. . . . . . . . .  2

     2.1     Contribution by the Designs Partner . . . . . . .  2
     2.2     Excluded Assets . . . . . . . . . . . . . . . . .  4
     2.3     Contribution by the LOS Partner . . . . . . . . .  5
     2.4     Assumption of Certain Obligations . . . . . . . .  8
     2.5     Gift Certificates and Credits . . . . . . . . . .  8
     2.6     No Other Assumptions. . . . . . . . . . . . . . .  9
     2.7     Prorations. . . . . . . . . . . . . . . . . . . .  9
     2.8     LOS Support for Leases. . . . . . . . . . . . . . 10
     2.9     Sales Taxes.. . . . . . . . . . . . . . . . . . . 10
     2.10    Further Assurances. . . . . . . . . . . . . . . . 11

ARTICLE 3  - REPRESENTATIONS BY THE LOS PARTIES. . . . . . . . 11

     3.1     Organization and Authority. . . . . . . . . . . . 12
     3.2     Consents and Approvals. . . . . . . . . . . . . . 13
     3.3     Litigation and Claims . . . . . . . . . . . . . . 13
     3.4     Stock Ownership . . . . . . . . . . . . . . . . . 13
     3.5     No Restrictions on Partnership. . . . . . . . . . 14
     3.6     Sole Purpose Status . . . . . . . . . . . . . . . 14
     3.7     Brokers and Finders . . . . . . . . . . . . . . . 14

ARTICLE 4  - REPRESENTATIONS BY THE DESIGNS PARTIES. . . . . . 15

     4.1     Organization and Authority. . . . . . . . . . . . 15
     4.2     Consents, Permits and Approvals . . . . . . . . . 16
     4.3     Litigation and Claims . . . . . . . . . . . . . . 16
     4.4     Stock Ownership . . . . . . . . . . . . . . . . . 17
     4.5     No Restriction on Partnership . . . . . . . . . . 17
     4.6     Compliance with Laws. . . . . . . . . . . . . . . 17
     4.7     Title and Condition . . . . . . . . . . . . . . . 18
     4.8     Contracts . . . . . . . . . . . . . . . . . . . . 18
     4.9     Financial Statements. . . . . . . . . . . . . . . 19
     4.10    Employees . . . . . . . . . . . . . . . . . . . . 19
     4.11    Brokers and Finders . . . . . . . . . . . . . . . 20

ARTICLE 5  - PRODUCT SUPPLY. . . . . . . . . . . . . . . . . . 20

     5.1     By LS&CO. . . . . . . . . . . . . . . . . . . . . 20
     5.2     By Licensees. . . . . . . . . . . . . . . . . . . 21

ARTICLE 6  - INTELLECTUAL PROPERTY . . . . . . . . . . . . . . 22

ARTICLE 7  - OWNERSHIP AND ACTIVITIES. . . . . . . . . . . . . 22

     7.1     Ownership of LOS Inc. and the LOS Partner . . . . 23
     7.2     Ownership of the Designs Partner. . . . . . . . . 23
     7.3     Sole Purpose of the LOS Partner . . . . . . . . . 23
     7.4     Sole Purpose of the Designs Partner . . . . . . . 24
     7.5     No Future Restrictions. . . . . . . . . . . . . . 24
     7.6     Same Rules for Affiliates . . . . . . . . . . . . 24

ARTICLE 8  - PROMISES IN THE PARTNERSHIP AGREEMENT . . . . . . 25

ARTICLE 9  - EMPLOYEES . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 10 - CUSTOM FIT PROGRAM. . . . . . . . . . . . . . . . 27

ARTICLE 11 - INDEMNIFICATION . . . . . . . . . . . . . . . . . 27

     11.1    By the LOS Parties. . . . . . . . . . . . . . . . 27
     11.2    By the Designs Parties. . . . . . . . . . . . . . 28
     11.3    Limitations on Indemnification. . . . . . . . . . 28
     11.4    Survival. . . . . . . . . . . . . . . . . . . . . 29
     11.5    Indemnification Rules . . . . . . . . . . . . . . 29
     11.6    No Punitive Damages . . . . . . . . . . . . . . . 29

ARTICLE 12 - CONFIDENTIALITY . . . . . . . . . . . . . . . . . 30

ARTICLE 13 - DISPUTE RESOLUTION. . . . . . . . . . . . . . . . 31

ARTICLE 14 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . 32

     14.1    Successors and Assigns. . . . . . . . . . . . . . 32
     14.2    Amendments. . . . . . . . . . . . . . . . . . . . 33
     14.3    Notices . . . . . . . . . . . . . . . . . . . . . 33
     14.4    Partnership as Signatory. . . . . . . . . . . . . 34
     14.5    Counterparts. . . . . . . . . . . . . . . . . . . 35
     14.6    No Third Party Beneficiaries. . . . . . . . . . . 35
     14.7    Entire Agreement. . . . . . . . . . . . . . . . . 35
     14.8    Expenses. . . . . . . . . . . . . . . . . . . . . 35
     14.9   Governing Law. . . . . . . . . . . . . . . . . . . 35


Schedules

     2.1    List of Contributed Assets
     2.2    Excluded Inventory
     2.3    Rules for Applying Asset Valuation Formula
     3      Schedule of Exceptions to the LOS Parties'
            Representations
     3.2    List of LOS Consents and Approvals
     3.3    LOS Litigation and Claims
     3.5    LOS Restrictions
     3.7    LOS Brokers and Finders
     4      Schedule of Exceptions to the Designs Parties'
            Representations
     4.2    List of Designs Consents, Permits and Approvals
     4.9    Financial Statements
     4.10   Employee Plans
     9      Retained Employees
     11.5   Indemnification Rules